Filed Pursuant to Rule 433
Dated March 8, 2007
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	March 8, 2007
Settlement Date (Original Issue Date):	March 13, 2007
Maturity Date:	March 12, 2010
Principal Amount:	US$750,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.090%
All-in Price:	99.910%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US$749,325,000
Interest Rate Basis (Benchmark):	Federal Funds Open
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.120%
Index Maturity:	Overnight
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on the 12th day of each March, June, September, and December, commencing June 12, 2007 (Short first coupon) and ending on the Maturity Date

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Filed Pursuant to Rule 433
Dated March 8, 2007
Registration Statement: No. 333-132807

Initial Interest Rate:	Described as in "Additional Terms-Interest" below
Interest Reset Periods and Dates:	Daily, on each Business Day provided that the Federal Funds Open Rate in effect for any day that is not a Business Day shall be the Federal Funds Open Rate in effect for the prior Business Day
Interest Determination Date:	On each Interest Reset Date. See "Additional Terms-Interest" below.
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
CUSIP:	36962G2J2
ISIN:	36962G2J20

Additional Terms:

Interest

The interest rate applicable to each Interest Reset Period will equal the Federal Funds Open Rate (as defined below) plus the Spread set forth above.

The "Federal Funds Open Rate" for an Interest Determination Date will be the rate for that day under the heading "Federal Funds" for the relevant Index Maturity and opposite the caption "Open" as such rate is displayed on Moneyline Telerate Page 5.

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5, the rate for the Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5 or FFPREBON Index page on Bloomberg, the rate for such Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9.00 am, New York City time, on that day arranged by three brokers of Federal Funds transactions in New York City as selected by the Calculation Agent.

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Filed Pursuant to Rule 433
Dated March 8, 2007
Registration Statement: No. 333-132807

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100.000% of the aggregate principal amount less an underwriting discount equal to 0.090% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Goldman, Sachs & Co.	$356,250,000
Merrill Lynch, Pierce Fenner & Smith Incorporated	$356,250,000

Co-managers:
The Williams Capital Group, L.P.	$13,125,000
Blaylock & Company, Inc.	$9,375,000
Samuel A. Ramirez & Company, Inc.	$7,500,000
Utendahl Capital Group, L.L.C.	$7,500,000
Total	$750,000,000

GE Capital Markets, Inc. will act as a sales agent in connection with the offering and will receive a fee from the underwriters equal to 0.0285% of the principal amount of the notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At December 31, 2006, the Company had outstanding indebtedness totaling $425.713 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2006, excluding subordinated notes payable after one year, was equal to $420.811 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,
2002	2003	2004	2005	2006

1.43	1.77	1.87	1.70	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

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Filed Pursuant to Rule 433
Dated March 8, 2007
Registration Statement: No. 333-132807

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriters participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. collect at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408, or Investor Communications of the issuer at 1-203-357-3950.